Power of Attorney

  The undersigned, a Director of Ferro Corporation (the "Company"), hereby constitutes and appoints the incumbents from time to time of the offices of Chief Financial Officer, General Counsel, and Treasurer of the Company, and each of them, as her attorney with full power of substitution and re-substitution, for and in her name, place and stead, to sign and file with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange (the "NYSE") any and all Forms 3, 4 and 5 required to be filed with the SEC and/or the NYSE by the undersigned, with full power and authority to do so and to perform any and all acts and things whatsover requisite and necessary to be done in the premises, hereby ratifying and approving the acts of such attorney or any such substitute.

                     s/J S Hwang
                     Dr. Jennie S. Hwang

Dated:  December 14, 2006


State of Ohio        )
                     ) ss.
County of Cuyahoga   )

  Sworn to and subscribed before me the 14th day of December, 2006.

                     By:  s/ Josephine M. Campbell
                     Josephine M. Campbell
                     Notary Public, State of Ohio, Lorain & Cuyahoga Ctys. Ny Commission Expires September 1, 2007